Exhibit 4.1

PNM RESOURCES, INC.
SECOND AMENDED AND RESTATED
OMNIBUS PERFORMANCE EQUITY PLAN

SECTION 1
ESTABLISHMENT, PURPOSE, AND EFFECTIVE DATE

1.1     Background and Establishment.  PNM Resources, Inc., a New Mexico corporation, (the “Company”) established the “PNM Resources, Inc. Omnibus Performance Equity Plan” (the “Plan”), effective upon the closing of the mandatory share exchange which resulted in the Company becoming the holding company for the Public Service Company of New Mexico.  The Company subsequently amended and restated the Plan by the adoption of a document titled the “PNM Resources, Inc. Amended and Restated Omnibus Performance Equity Plan,” which became effective following approval of the Company’s shareholders at the Company’s 2005 Annual Meeting.  The Company now wishes to amend and restate the Plan a second time by the adoption of this document.  This amended and restated Plan document permits the grant of Options, Restricted Stock Rights, Restricted Stock, Performance Cash, Performance Shares, Performance Units, and Stock Appreciation Rights.  This amended and restated Plan document also permits the grant of awards that qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code.

1.2     Purpose.  The purpose of the Plan is to advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by Employees and Nonemployee Directors, by providing additional incentives and motivation toward superior performance of the Company, and by enabling the Company to attract and retain the services of Employees and Nonemployee Directors upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

1.3     Effective Date.  This amended and restated Plan document will become effective as of the date it is approved by the Company’s shareholders at its 2009 Annual Meeting (the “Effective Date”).  The current Plan document, as amended, will remain in effect until this amended and restated Plan document is approved by the shareholders.

SECTION 2
DEFINITIONS

2.1     Definitions.  When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 unless a clearly different meaning is required by the context.  The following words and phrases will have the following meanings:

(a)     “Affiliate” means (i) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group, and (ii) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group.  In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and in applying Treas. Reg. § 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.

(b)     “Annual Meeting” or “Annual Meeting Date” means the dates established for the annual meetings of the Company’s shareholders pursuant to the Company’s Bylaws.

(c)     “Award” means any Option, Restricted Stock Right, Restricted Stock, Performance Share, Performance Unit, Performance Cash or Stock Appreciation Right granted pursuant to the Plan.

(d)     “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(e)     “Board” means the Board of Directors of the Company.

(f)     “Cause” means, for purposes of termination of a Participant’s employment:

(i)     The willful and continued failure of a Participant to substantially perform his or her duties with the Company or any Affiliate after written demand for substantial performance is delivered to the Participant which specifically identifies the manner in which the Participant has not substantially performed his or her duties;

(ii)    The willful failure to report to work for more than thirty (30) days; or

(iii)   The willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or any Affiliate, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of the Company or any Affiliate, conviction of a felony, or conviction of a misdemeanor involving immoral acts.

Cause shall not be deemed to exist on the basis of Subsection 2.1(f)(i) or 2.1(f)((ii) if the failure results from such Participant’s incapacity due to verifiable physical or Mental Illness substantiated by appropriate medical evidence.  An act, or failure to act, by a Participant shall not be deemed “willful” if done or omitted to be done by the Participant in good faith and with a reasonable belief that his or her action was in the best interests of the Company and its Affiliates.

(g)     “CEO” means the Chief Executive Officer of the Company.

(h)     “Change in Control” means any of the following:

(i)     Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act becoming directly or indirectly the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities unless such person is, or shall be, a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company;

(ii)     During any period of two (2) consecutive years, excluding any period prior to the Effective Date of this Plan, the following individuals ceasing, for any reason, to constitute a majority of the Board:

(1)     directors who were directors at the beginning of such period; and

(2)     any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, such new directors being referred to as “Approved New Directors.”  For purposes of determining whether a Change in Control has occurred pursuant to this Subsection 2.1(h)(ii)(2), a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Subsections 2.1(h)(i), (iii) or (iv) shall not be considered to be an “Approved New Director.”

(iii)   The shareholders of the Company approving a merger or consolidation of the Company with another company, corporation or subsidiary that is not affiliated with the Company immediately before the Change in Control; provided, however, that if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, the merger or consolidation will be disregarded; or

(iv)    The adoption of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred until:  (1) any required regulatory approval, including any final non-appealable regulatory order, has been obtained and (2) the transaction that would otherwise be considered a Change in Control closes.

The Award Agreement for any Award subject to the requirements of Section 409A of the Code may prescribe a different definition of the term “Change in Control” that will apply for purposes of that Award Agreement and that complies with the requirements of Section 409A of the Code.

(i)     “Code” means the Internal Revenue Code of 1986, as amended.  All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(j)     “Committee” means the Board Governance and Human Resources Committee or any such other committee as may be designated by the Board to administer the Plan, the membership of such committee not being less than two (2) members of the Board.  Each Committee member must be (i) a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions for exemption of the Awards under the Plan from Section 16(b) of the Exchange Act, and (ii) an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder.

(k)     “Company” means PNM Resources, Inc., a New Mexico corporation.

(l)      “Covered Employee” means an employee who is, or could be, a “covered employee” as defined by Section 162(m) of the Code.

(m)     “Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  The permanence and degree of impairment shall be supported by medical evidence.  Any determination of Disability pursuant to this Plan is not an admission by the Company or an Affiliate that a Participant is disabled under federal or state law.

(n)      “Effective Date” means the date on which the shareholders of the Company approve the Plan as described in Section 1.3.

(o)     “Employee” means an individual who is classified by an Employer as a common law employee (or who would be considered a common law employee if such person was not on an authorized leave of absence).  Regardless of any subsequent determination by a court or a governmental agency that an individual should be treated as a common law employee, an individual will be considered an Employee under the Plan only if such individual has been so classified by an Employer for purposes of the Plan.  Examples of individuals who will not be considered to be Employees of an Employer include (i) consultants, (ii) leased employees as defined in Section 414(n) of the Code, (iii) individuals providing services to an Employer pursuant to a contract with a third-party, (iv) independent contractors, (v) employees of independent contractors, (vi) interns, and (vii) co-op employees.

(p)     “Employer” means the Company, or any of its Affiliates that has adopted the Plan in accordance with Section 21.4.

(q)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.

(r)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)     “Fair Market Value” means the closing sale price of one share of Stock as reported on the New York Stock Exchange on the date such value is determined (or if Stock is not traded on such date, on the first immediately preceding business day on which Stock was so traded).

(t)     “Grant Date” means the date the Committee approves the Award or a date in the future on which the Committee determines the Award will become effective.

(u)     “Impaction” means the elimination of a Participant’s position by the Company, as approved by the CEO of the Company or his or her authorized designee, followed by the Company giving a Notice of Impaction to the Participant and the Participant’s subsequent Termination of Employment.

(v)     “Mental Illness” means any disorder, other than a disorder induced by alcohol or drug abuse, which impairs the behavior, emotional reaction or thought process of a person.

(w)     “Nonemployee Director” means any member of the Board who, as of the Grant Date, is not an Employee.

(x)      “Notice of Impaction” means a written notice issued by the Company, at its sole discretion, to the Participant stating that his or her position with the Company has been selected for Impaction.

(y)     “Opposite-Sex Spouse” means an individual of the opposite sex who is legally married to the Participant under the laws of the jurisdiction in which the marriage was performed or occurred.

(z)     “Option” means the right to purchase Stock at a stated price for a specified period of time.  For purposes of the Plan, an Option may be either (i) a “non-qualified stock option” (an option which is not an incentive stock option), or (ii) an “incentive stock option” within the meaning of Section 422 of the Code.

(aa)    “Participant” means any Employee or Nonemployee Director who is selected by an Employer, or the Committee (in the case of a Nonemployee Director), from time to time to participate in the Plan; provided, however, that all Employees who are selected to participate in the Plan shall be subject to approval by the CEO, in his or her sole discretion.  Notwithstanding the above, the CEO’s right to participate in the Plan shall be determined in the sole discretion of the Committee.

(bb)    “Performance-Based Award” means an Award granted to select Covered Employees pursuant to Sections 7, 8, 9 or 10 which are subject to the terms set forth in Section 12. All Performance-Based Awards are intended to qualify as “performance-based compensation” pursuant to Section 162(m) of the Code.

(cc)    “Performance Cash Award” means a right to receive a payment in cash as determined by the Committee.

(dd)    “Performance Criteria” means the criteria or any combination of criteria, that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period.  The Performance Criteria that will be used to establish Performance Goals are limited to the following:  revenue; revenue growth; earnings (including earnings before interest, taxes, depreciation and amortization); operating income; pre- and after-tax income; cash flow (before and after dividends); cash flow per share (before and after dividends); net earnings; earnings per share; adjusted cash earnings; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on assets or net assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; total operating cost or operating cost per unit of output (megawatt hours); the ratio of funds from operations to debt; and improvement in, attainment of or compliance with various environmental standards.  The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for a particular Performance Period for a particular Participant.

(ee)    “Performance Goals” means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria.  Depending on the Performance Criteria used to establish Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, or the performance of a division, Affiliate or subsidiary, or an individual.  The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

(ff)    “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award granted pursuant to Sections 8, 9, or 12.

(gg)    “Performance Share” means a right to receive a payment in the form of Stock equal to the value of a Performance Share as determined by the Committee.

(hh)    “Performance Unit” means a right to receive a payment in cash or Stock or a combination thereof equal to the value of a Performance Unit as determined by the Committee.

(ii)     “Plan” means the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan as set forth in this document and as amended from time to time.  The Plan also is referred to as the “PEP” from time to time.

(jj)     “Restricted Period” means the period during which Restricted Stock or a Restricted Stock Right, Performance Share or Performance Unit is subject to restrictions pursuant to the relevant provisions of the Plan.

(kk)    “Restricted Stock” means Stock granted to a Participant that is subject to certain restrictions and to risk of forfeiture.

(ll)      “Restricted Stock Right” means the right granted to a Participant to receive Stock in the future, at no monetary cost to the Participant, the payment of which is subject to certain restrictions and to risk of forfeiture.

(mm)   “Retainer” means the annual retainer to which each Nonemployee Director is entitled, as may be determined by the Board from time to time and as in effect on the Grant Date.

(nn)     “Retirement” means Termination of Employment and attainment of:

(i) age forty-five (45) with twenty (20) years of service;

(ii) age fifty-five (55) with ten (10) years of service;

(iii) age fifty-nine with one-half (59½); or

(iv) any age with thirty (30) years of service.

In the case of a Nonemployee Director, “Retirement” means (i) a Nonemployee Director’s retirement and related resignation from the Board pursuant to the “Director Service Policy” or any equivalent policy that may be adopted or amended from time to time by the Board, or (ii) completion of the Nonemployee Director’s elected term under circumstances in which he or she is not reelected for an ensuing term for any reason other than for Cause.

(oo)     “Same-Sex Spouse” means an individual of the same sex who is legally married to the Participant under the laws of the jurisdiction in which the marriage was performed or occurred.

(pp)     “Separation from Service” means either (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons, or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).

A Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract).  If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

For purposes of the Plan, if a Participant performs services in more than one capacity, the Participant must have a Termination of Employment or Service in all capacities as an employee, member of the Board, independent contractor or consultant to have a Separation from Service.  Notwithstanding the foregoing, if a Participant provides services both as an employee and as a member of the Board, (i) the services provided as a member of the Board are not taken into account in determining whether the Participant has a Separation from Service as an employee under a nonqualified deferred compensation plan in which the Participant participates as an employee and that is not aggregated under Section 409A of the Code with any plan in which the Participant participates as a member of the Board, and (ii) the services provided as an employee are not taken into account in determining whether the Participant has a Termination of Employment as a member of the Board under a nonqualified deferred compensation plan in which the Participant participates as a member of the Board and that is not aggregated under Section 409A of the Code with any plan in which the Participant participates as an employee.

In the case of a Nonemployee Director, “Separation from Service” means that such Director has ceased to be a member of the Board.

(qq)     “Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i).  The identification date for determining whether any employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.

(rr)     “Spouse” means the Opposite-Sex Spouse or Same-Sex Spouse of the Participant.

(ss)     “Stock” means the Common Stock of the Company, no par value.

(tt)     “Stock Appreciation Right” or “SAR” means the right to receive a payment in Stock from the Company equal to the excess of the Fair Market Value of one share of Stock on the date of exercise over a specified price fixed by the Committee, which shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date.  In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the specified price shall be the Option exercise price.

(uu)     “Termination of Employment” means, in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service”.  In the case of any other Award, “Termination of Employment” will be given its natural meaning.

(vv)     “Termination of Service” means, in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service”.  In the case of any other Award, “Termination of Service” will mean the termination of a Nonemployee Director’s service on the Board.

(ww)     “Year of Service” for purposes of this Plan shall have the same meaning as set forth in the PNM Resources, Inc. Employees’ Retirement Plan, as it may be amended from time to time (the “ERP”), and shall include service with a predecessor organization as provided in the ERP.

2.2     Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular will include the plural, and the plural will include the singular.

SECTION 3
ELIGIBILITY AND PARTICIPATION

Awards may be made only to those Participants who are Employees of an Employer or Nonemployee Directors on the Grant Date of the Award.

SECTION 4
ADMINISTRATION

4.1     Administration.  The Committee shall be responsible for the administration of the Plan.  The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan.  Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.

4.2     Awards.  The Committee shall have the authority, in its sole discretion, to determine the Participants who are entitled to receive Awards under the Plan, the types of Awards, the times when Awards shall be granted, the number of Awards, the purchase price or exercise price, if any, the period(s) during which such Awards shall be exercisable (whether in whole or in part), the restrictions applicable to Awards, the form of each Award Agreement, which need not be the same for each Participant, and the other terms and provisions of any Award (which need not be identical).  The Committee shall have the authority to modify existing Awards, subject to Section 17 of this Plan.  Notwithstanding the foregoing, the Committee will not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards or to reprice any previously granted Option.

4.3     Award Agreement.  Each Award shall be evidenced by an Award Agreement that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine.

4.4     Claims.  Any claim relating to an Award granted under this Plan shall be submitted to the Committee or its designee.  The Committee shall render a written decision and, if there is an adverse determination with respect to the claim, either in whole or in part, the decision will set forth the basis for the determination.  If the Committee does not render a decision within one hundred and twenty (120) days, the claim shall be deemed denied.

SECTION 5
STOCK SUBJECT TO THE PLAN

5.1     Number.  The total number of shares of Stock subject to all Awards under the Plan may not exceed 12,343,0001, subject to adjustment upon occurrence of any of the events indicated in Section 5.3.  The number of shares of Stock subject to Restricted Stock, Restricted Stock Right, Performance Share and Performance Unit Awards may not exceed 1,560,000, subject to adjustment upon occurrence of any of the events indicated in Section 5.3.  The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.

5.2     Availability of Stock for Grant.  Subject to the express provisions of the Plan, if any Award granted under the Plan terminates, expires, lapses for any reason, or is paid in cash, any Stock subject to or surrendered for such Award will again be Stock available for the grant of an Award.  The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance pursuant to Section 5.1 by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise.  Also, shares of Stock tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Award will not become available for grant or sale under the Plan.

5.3     Adjustment in Capitalization.  In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.  Any adjustment to an incentive stock option shall be made consistent with the requirements of Section 424 of the Code.  Further, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 5.3 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.

5.4     Annual Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in this Plan document to the contrary, and subject to adjustment upon the occurrence of any of the events indicated in Section 5.3, the maximum number of shares of Stock that may be granted to any one Participant during any of the Company’s fiscal years with respect to one or more Awards shall be five hundred thousand (500,000).

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1 As of February 27, 2009, (a) 2,940,594 shares have been issued upon exercise or vesting of awards under the Plan and (b) 4,201,985 shares are subject to outstanding awards under the Plan and not otherwise forfeited or cancelled.

SECTION 6
DURATION OF THE PLAN

The Plan shall remain in effect, subject to the Board’s right to amend or terminate the Plan at any time pursuant to Section 17, until all Awards issued under the Plan expire, terminate,  are exercised or are paid in full in accordance with the provisions of the Plan and any Award Agreement.  However, no Award may be granted under the Plan after May 18, 2019.  Any Awards granted under the Plan prior to May 19, 2019 shall continue in effect until they expire, terminate, are exercised or are paid in full in accordance with the terms of the Plan and the Award Agreement for such Awards.

SECTION 7
STOCK OPTIONS

7.1     Grant of Options.  Subject to the provisions of Sections 5 and 6 and this Section 7, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee.  The Committee shall have complete discretion in determining the number of Options granted to each Participant.  The Committee may grant any type of Option that is permitted by law at the time of grant except discounted options.  To the extent the aggregate Fair Market Value (determined at the time the Option is granted) of the Stock with respect to which incentive stock options are exercisable for the first time by a Participant in any calendar year (under this Plan and any other plans of the Company) exceeds the limitations set forth in Section 422(d) of the Code, as amended, such Options shall not be deemed incentive stock options.  In determining which Options may be treated as non-qualified options under the preceding sentence, Options will be taken into account in the order of their Grant Dates.  No incentive stock option may be granted to any person who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.  Nothing in this Section 7 of the Plan shall be deemed to prevent the grant of nonstatutory stock options in amounts which exceed the maximum established by Section 422 of the Code.  No Options may be granted later than ten (10) years from the Effective Date.

7.2     Exercise Price.  No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of  Stock on the Grant Date.

7.3     Duration of Options.  Each Option shall expire at such time or times as the Committee shall determine at the time it is granted; provided, however, that all Options shall lapse and no longer be exercisable no later than ten (10) years from the Grant Date.

7.4     Exercisability of Options.  Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants.  During a Participant’s lifetime, an incentive stock option may be exercised only by the Participant.

7.5     No Obligations to Exercise Options.  The granting of an Option will impose no obligation upon the Participant to exercise such Option.

7.6     Payment.  The purchase price of Stock upon exercise of any Option shall be paid in full either (a) in cash, (b) in previously-acquired Stock (through actual tender or by attestation)

held for more than six (6) months, valued at its Fair Market Value on the date of exercise, or (c) by a combination thereof as determined by the Committee.  The Committee in its sole discretion also may permit a Participant to make payment of the purchase price upon exercise of any Option through (d) a broker-assisted “cashless” exercise arrangement by delivering a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price; or (e) a “net-issuance” as permitted pursuant to any policy determined by the Committee.  The proceeds from payment of exercise prices shall be added to the general funds of the Company and shall be used for general corporate purposes.

7.7     Delivery of Shares.  Within an administratively reasonable period of time after the exercise of an Option, and the payment of the full exercise price, and the satisfaction of all withholding obligations incurred pursuant to such exercise, the Participant shall receive a Stock certificate evidencing his or her ownership of such Stock.  A Participant shall have none of the rights of a shareholder with respect to Options until the record date of the Stock purchase.  No adjustment will be made for dividends or other rights for which the record date is prior to the date such Stock certificate is issued in the Participant’s name.

SECTION 8
RESTRICTED STOCK RIGHTS AND RESTRICTED STOCK

8.1     Grant of Restricted Stock Rights and Restricted Stock.  Subject to the provisions of Sections 5 and 6, and this Section 8, the Committee, at any time and from time to time, may grant Restricted Stock Rights or Restricted Stock to such Participants and in such amounts as it shall determine.

8.2     Restricted Stock Rights.

(a)     Voting Rights.  During the Restricted Period, Participants holding the Restricted Stock Rights granted hereunder shall have no voting rights with respect to the shares subject to such Restricted Stock Rights prior to the issuance of such shares pursuant to the Plan.

(b)     Dividend Equivalents and Other Distributions.  During the Restricted Period, at the discretion of the Committee, Participants holding Restricted Stock Rights may be entitled to receive dividend equivalents and other distributions paid with respect to those Rights while they are so held.  Any dividend equivalents or other distributions to which a Participant may be entitled pursuant to this Subsection 8.2(b) shall be payable in accordance with the requirements of Section 409A of the Code (or an applicable exception thereto) to the extent Section 409A of the Code applies to such dividend equivalents or other distributions.

(c)     Form and Timing of Payment. Payment for any vested Restricted Stock Rights Award issued pursuant to this Section shall be made in one lump sum payment of shares of Stock.  As a general rule, the shares payable under any Restricted Stock Rights Award will be issued to the Participant within ninety (90) days following the date on which the Restricted Stock Rights vest.  Such payment is intended to be made at a specified time or pursuant to a fixed schedule under Treas. Reg. § 1.409A-3(a)(4).  Restricted Stock Rights that vest upon a

Participant’s Termination of Employment for the reasons described in Section 13.1 shall be payable at the times described in Section 13.1.

(d)     Conforming Amendment to Existing Restricted Stock Rights Award Agreements.  The Award Agreement for any Restricted Stock Rights Award issued prior to January 1, 2009 and that was outstanding as of January 1, 2009 was automatically amended to the extent necessary to provide for payment as described in this Section 8.2 or in Sections 13.1 or 13.2, as applicable, without any further action by the Company or the Participant.

8.3     Grant of Restricted Stock.

(a)     Issuance and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock).  These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

(b)     Forfeiture.  Except as otherwise determined by the Committee at the time of the grant of the Restricted Stock Award or thereafter, upon Termination of Employment during the applicable Restriction Period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided however, that the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

(c)     Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

SECTION 9
PERFORMANCE SHARE, PERFORMANCE UNIT
AND PERFORMANCE CASH AWARDS

9.1     Grant of Performance Shares or Performance Units.  Subject to the provisions of Sections 5 and 6 and this Section 9, Performance Shares or Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Committee.  The Committee shall have complete discretion in determining the number of Performance Shares or Performance Units granted to each Participant.

9.2     Value of Performance Shares and Performance Units.  Each Performance Share and each Performance Unit shall have a value determined by the Committee at the time of grant.  The Committee shall set goals (including Performance Goals) for a particular period (including a

Performance Period) in its discretion which, depending on the extent to which they are met, will determine the ultimate value of the Performance Share or Performance Unit to the Participant.

9.3     Form and Timing of Payment.

(a)     General Rule. Payment for vested Performance Shares shall be made in Stock.  Payment for vested Performance Units shall be made in cash, Stock or a combination thereof as determined by the Committee.  All payments for Performance Shares and Performance Units shall be made in a lump sum.  As a general rule, payment for vested Performance Shares or Performance Units shall be made on or before March 15 of the calendar year following the calendar year in which the Performance Period applicable to such Performance Shares or Performance Units ends.  Performance Shares and Performance Units that vest upon a Participant’s Termination of Employment for the reasons described in Section 13.1 shall be payable at the times described in Section 13.1.

(b)     Conforming Amendment to Existing Performance Share or Performance Unit Award Agreements.  The Award Agreement for any Performance Share or Performance Unit Award that was issued prior to January 1, 2009 and that was outstanding as of January 1, 2009 was automatically amended to the extent necessary to provide for payment as described in this Section 9.3, or in Sections 13.1 or 13.2, as applicable, without any further action by the Company or the Participant.

9.4     Performance Cash Awards.  Performance Cash Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee.  A Performance Cash Award will grant to the Participant the right to receive an amount of cash depending on the satisfaction of any one or more goals (including Performance Goals) during a particular period (including a Performance Period), as determined by the Committee.  The Committee shall have complete discretion to determine the amount of any Performance Cash Award granted to a Participant.  Payment for vested Performance Cash Awards will be made on or before March 15 of the calendar year following the calendar year in which the Performance Period applicable to such Performance Cash Award ends.

SECTION 10
STOCK APPRECIATION RIGHTS

10.1     Grant of Stock Appreciation Rights.  Subject to the provisions of Sections 5 and 6 and this Section 10, Stock Appreciation Rights (“SARs”) may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised.  Alternatively, SARs may be granted independently of Options.

10.2     Exercisability of SARs.  SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.

10.3     Exercise of SARs.  Upon exercise of the SAR or at a fixed date after all or part of the SAR becomes exercisable, the Participant shall be entitled to receive payment of an amount determined by multiplying:

(a)     The difference between the Fair Market Value of a share of Stock at the date of exercise over the price fixed by the Committee at the Grant Date, which shall not be less than the Fair Market Value of a share of Stock at the Grant Date, by

(b)     The number of shares with respect to which the SAR is exercised.

10.4     Form and Timing of Payment.  Payment for SARs shall be made in Stock and shall be payable at the time specified in the Award Agreement for such SARs.

SECTION 11
NONEMPLOYEE DIRECTOR RETAINER GRANTS

11.1     Payment of Retainer.  The Retainer is payable in cash or Awards, as determined by the Board in the exercise of its discretion.  The Board’s determination of the combination of cash and Awards payable to each Nonemployee Director need not be uniform.  To the extent the Retainer payable to any Nonemployee Director under this Section 11 is considered “non-qualified deferred compensation” that is subject to the requirements of Section 409A of the Code, the Retainer shall be paid in accordance with the provisions of Section 409A of the Code and any regulations promulgated thereunder or an exception thereto.

11.2     Grant Date.  Unless the Board or Committee determines otherwise, the Grant Date for Awards and distribution of cash to Non-Employee Directors shall be each Annual Meeting Date.

11.3     Term of Awards.  Subject to the limitations set forth in this Plan, Awards granted to Nonemployee Directors shall be subject to such terms and conditions as set forth in each Award Agreement as determined by the Committee in its sole discretion.

11.4     Termination of Service.

(a)     Nonvested Awards.  If a Nonemployee Director holds any nonvested Awards upon his or her Termination of Service as a Nonemployee Director due to death, Disability, Retirement, or Change in Control, all such nonvested Awards shall become one hundred percent (100%) vested.  Upon a Non-Employee Director’s Termination of Service as a Nonemployee Director for any reason other than death, Disability, Retirement, or Change in Control, all nonvested Awards shall be canceled.

(b)     Vested Awards.  If a Nonemployee Director holds any vested Awards upon a Termination of Service as a Nonemployee Director for any reason other than for Cause, the vested Award shall be exercisable on or before the earlier of:  (i) one (1) year following the Termination of Service, or (ii) the tenth (10th) anniversary date of the Grant Date of the Award.  Upon a Non-Employee Director’s Termination of Service for Cause, all vested Awards shall be canceled.

SECTION 12
PERFORMANCE-BASED AWARDS

12.1      Grant of Performance-Based Awards.  Options granted to Covered Employees pursuant Section 7 and SARs granted to Covered Employees pursuant to Section 10 should, by their terms, qualify for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code.  The Committee, in the exercise of its complete discretion, also may choose to qualify some or all of the Restricted Stock Rights or Restricted Stock Awards granted to Covered Employees pursuant to Sections 8 and/or some or all of the Performance Share, Performance Units or Performance Cash Awards granted to Covered Employees pursuant to Section 9 for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code.  If the Committee, in its discretion, decides that a particular Award to a Covered Employee should qualify as “performance-based compensation,” the Committee will grant a Performance-Based Award to the Covered Employee and the provisions of this Section 12 shall control over any contrary provision contained in Sections 8 or 9.  If the Committee concludes that a particular Award to a Covered Employee should not be qualified as “performance-based compensation,” the Committee may grant the Award without satisfying the requirements of Section 162(m) of the Code and the provisions of this Section 12 shall not apply.

12.2     Applicability.  This Section 12 shall apply only to Awards to those Covered Employees selected by the Committee to receive Performance-Based Awards.  The designation of a Covered Employee as a Participant for any Performance Period shall not in any manner entitle the Participant to receive a Performance-Based Award for such Performance Period.  Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant for any subsequent Performance Period.

12.3     Committee Discretion with Respect to Performance-Based Awards.  With regard to a particular Performance Period, the Committee shall have full discretion to select the length of the Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal or Goals and whether the Performance Goal or Goals apply to the Company, an Affiliate, a subsidiary or any division or business unit thereof or the Participant or any group of Participants.

12.4     Establishment of Performance Goals.  The Performance Goals for any Performance-Based Award granted pursuant to this Section 12 shall be established by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period for such Award; provided that (a) the outcome must be substantially uncertain at the time the Committee establishes the Performance Goals; and (b) in no event will the Committee establish the Performance Goals for any Performance-Based Award after twenty-five percent (25%) of the Performance Period for such Award has elapsed.

12.5     Performance Evaluation; Adjustment of Goals.  At the time that a Performance-Based Award is first issued, the Committee, in the Award Agreement or in another written document, shall specify whether performance will be evaluated including or excluding the effect of any of the following events that occur during the Performance Period:

(a)   Judgments entered or settlements reached in litigation;

(b)   The write down of assets;

(c)   The impact of any reorganization or restructuring;

(d)   The impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results;

(e)   Extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10 K, as the case may be, for the applicable year;

(f)   The impact of any mergers, acquisitions, spin-offs or other divestitures; and

(g)   Foreign exchange gains and losses.

The inclusion or exclusion of these items shall be expressed in a form that satisfies the requirements of Section 162(m) of the Code.  The Committee, in its discretion, also may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

12.6     Payment of Performance-Based Awards.  Unless otherwise provided in the relevant Award Agreement, a Participant must be an Employee of the Company or an Affiliate on the day a Performance-Based Award for such Performance Period is paid to the Participant.  Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such Performance Period are achieved.

The degree of payout of a Performance-Based Award shall be determined based upon the written certification of the Committee as to the extent to which the Performance Goals and any other material terms and conditions precedent to such payment have been satisfied.  The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the preestablished Performance Goals.  Notwithstanding any provision herein to the contrary, the Committee may not make any adjustment or take any other action with respect to any Performance-Based Award that will increase the amount payable under any such Award.  The Committee shall retain the sole discretion to adjust the Performance Goals upward (thus reducing any potential payment), or to otherwise reduce the amount payable with respect to any Performance-Based Award.

12.7     Maximum Award Payable.  In accordance with Section 5.4, the maximum Performance-Based Award (other than a Performance Cash Award) payable to any one participant for a Performance Period is five hundred thousand (500,000) shares of Stock or the equivalent cash value.  The maximum Performance Cash Award payable to any one Participant for any Performance Period is five hundred thousand (500,000) times the Fair Market Value of a share of Stock on the date on which the Performance Period begins.

SECTION 13
TERMINATION OF EMPLOYMENT

13.1     Termination of Employee’s Employment Due to Death, Disability, Retirement, Impaction or Change in Control.

(a)   Nonvested Awards.

(i)     Options and SARs.  If a Participant holds any nonvested Options or SARs upon a Termination of Employment due to death, Disability, Retirement, Impaction, or Change in Control, all such nonvested Options or SARs shall become one hundred percent (100%) vested.  Such vested Options or SARs shall be exercisable on or before the earlier of (1) three (3) years following the Termination of Employment, or (2) the tenth (10th) anniversary date of the Grant Date for the Options or SARs.

(ii)    Incentive Stock Options.  Notwithstanding the foregoing, in the case of an incentive stock option, the favorable tax treatment described in Section 422 of the Code shall not be available if such Option is exercised after the date prescribed in Section 422(a)(2), as amended, following a Termination of Employment except as otherwise allowed by Sections 421(c)(1)(A) and 422(c)(6).

(iii)   Restricted Stock Rights.  If a Participant holds any nonvested Restricted Stock Rights upon a Separation from Service due to death, Disability, Retirement, Impaction or Change in Control, such nonvested Restricted Stock Rights shall vest and become payable as follows:

(1)     Restricted Stock Rights Subject To Restrictions Based On Meeting Service Requirements.  If the Restricted Stock Rights are subject to restrictions based on meeting certain service requirements, the Restricted Stock Rights shall become one hundred percent (100%) vested upon the Participant’s Separation from Service.  The shares of Stock payable pursuant to such Award will be issued to the Participant within ninety (90) days following the date of the Participant’s Separation from Service.  Such payment is intended to be made upon the Participant’s Separation from Service pursuant to Treas. Reg. § 1.409A-3(a)(1).  Accordingly, if the Participant is a Specified Employee on the date on which any Restricted Stock Rights become payable pursuant to this Subsection 13.1(a)(iii)(1), the six (6) month delay described in Subsection 20.3 shall apply.

(2)     Restricted Stock Rights Subject To Restrictions Based On Meeting Performance Requirements. If the Restricted Stock Rights are subject to restrictions based on meeting certain performance requirements, a pro rata portion of the Restricted Stock Rights Award shall vest at the end of the Performance Period based on the level of achievement of the Performance Goals applicable to such Award, as described in the Award Agreement.  The payment to which the Participant is entitled for the pro rata portion of the vested Restricted Stock Rights Award shall be based on the number of full months included in the Performance Period as of the date of the Participant’s Separation from Service compared to the number of full months included in the Performance Period.  The Participant’s pro rata portion of the shares of Stock payable pursuant to such Restricted Stock Rights Award will be issued to the Participant within ninety (90) days following the termination of the Performance Period described therein.  Such payment is intended to be made at a specified time or pursuant to a fixed schedule under Treas. Reg. § 1.409A-3(a)(4).

(3)     Restricted Stock Rights Subject to Restrictions Based on Meeting Performance Requirements and Service Requirements.  Certain Restricted Stock Rights granted hereunder may be subject to restrictions based on meeting performance requirements, the satisfaction of which will determine the number of Restricted Stock Rights payable to the Participant, and then to restrictions based on meeting certain service requirements, the satisfaction of which will determine whether the Participant actually is paid for such Restricted Stock Rights.  If the Participant’s Separation from Service due to death, Disability, Retirement, Impaction or Change in Control occurs during the period of time during which the Restricted Stock Rights are subject to restrictions based on meeting performance requirements, the Participant’s Restricted Stock Rights shall vest and become payable as described in Subsection 13.1(a)(iii)(2).  If such Separation from Service occurs during the period of time during which the Restricted Stock Rights are subject to restrictions based on meeting service requirements, the Participant’s Restricted Stock Rights shall vest and become payable as described in Subsection 13.1(a)(iii)(1).

(iv)    Performance Shares and Performance Units.  If a Participant holds any nonvested Performance Shares or Performance Units upon a Termination of Employment due to death, Disability, Retirement, Impaction or Change in Control, such nonvested Performance Shares or Performance Units shall vest and become payable as follows:

(1)     Performance Shares and Performance Units Subject to Restrictions Based On Meeting Service Requirements. If the restriction is based on meeting certain service requirements, the Performance Shares or Performance Units shall become one hundred percent (100%) vested at Termination of Employment.  Payment for such vested Performance Shares or Performance Units shall be made on or before March 15 of the calendar year following the calendar year in which the Performance Period applicable to such Performance Shares or Performance Units ends.

(2)     Performance Shares and Performance Units Subject To Restrictions Based On Meeting Performance Requirements. If the restriction is based on meeting certain Performance Goals, a pro rata portion of such Award shall vest at the end of the Performance Period based on the level of achievement of the Performance Goals applicable to such Award, as described in the Award Agreement.  The payment to which the Participant is entitled for the pro rata portion of the vested Performance Share or Performance Unit Award shall be based on the number of full months included in the Performance Period as of the date of the Participant’s Termination of Employment compared to the number of full months included in the Performance Period.  Such payment shall be made on or before March 15 of the calendar year following the calendar year in which the Performance Period applicable to such Performance Shares or Performance Units ends.

(v)     Restricted Stock and Performance Cash Awards.  If a Participant holds any nonvested Restricted Stock or Performance Cash Awards upon a Termination of Employment due to death, Disability, Retirement, Impaction or Change in Control, the vesting of the Restricted Stock or Performance Cash Awards upon such Termination of Employment shall be determined in accordance with the terms of the Award Agreements for such Awards.

(b)     Vested Awards.

(i)     Options and SARs.  If a Participant holds any vested Options or SARs upon a Termination of Employment due to death, Disability, Retirement, Impaction or Change in Control, such vested Options or SARs shall be exercisable on or before the earlier of: (1) three (3) years following the Termination of Employment or (2) the tenth (10th) anniversary date of the Grant Date of the Options or SARs.

(ii)    Incentive Stock Options.  Notwithstanding the foregoing, in the case of an incentive stock option, the favorable tax treatment described in Section 422 of the Code shall not be available if such Option is exercised after the date prescribed in Section 422(a)(2), as amended, following a Termination of Employment except as otherwise allowed by Sections 421(c)(1)(A) and 422(c)(6).

(iii)   Restricted Stock Rights.  If a Participant holds any vested, but not yet paid, Restricted Stock Rights upon a Separation from Service due to death, Disability, Retirement, Impaction or Change in Control, such Restricted Stock Rights will be payable in accordance with the provisions of Section 8.2.

(iv)    Performance Shares and Performance Units.  If a Participant holds any vested, but not yet paid, Performance Shares or Performance Units upon a Termination of Employment due to death, Disability, Retirement, Impaction or Change in Control, such Performance Shares or Performance Units will be payable in accordance with the provisions of Section 9.3.

(v)     Restricted Stock and Performance Cash Awards.  If a Participant holds any vested, but not yet paid, Restricted Stock or Performance Cash Awards upon a Termination of Employment due to death, Disability, Retirement, Impaction or Change in Control, the payment of such Restricted Stock or Performance Cash Awards shall be determined in accordance with the terms of the Award Agreements for such Awards.

13.2     Voluntary Termination or Involuntary Termination of Employment For Reasons Other Than Impaction or Cause.

(a)     Nonvested Awards.  If a Participant holds any nonvested Options, SARs, Restricted Stock Rights, Performance Share or Performance Unit Awards upon voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, all such nonvested Awards shall be canceled and the Participant shall forfeit such Awards.  If a Participant holds any nonvested Restricted Stock or Performance Cash Awards upon a

Termination of Employment described in the preceding sentence, the cancellation, forfeiture, vesting or payment of such Awards shall be determined in accordance with the terms of the Award Agreements for such Awards.

(b)     Vested Awards.

(i)     Options and SARs.  If a Participant holds any vested Options or SARs upon voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, such vested Options or SARs shall be exercisable on or before the earlier of: (1) three (3) months following the termination date or (2) the tenth (10th) anniversary of the Grant Date of the Options or SARs.

(ii)    Incentive Stock Options.  Notwithstanding the foregoing, in the case of an incentive stock option, the favorable tax treatment described in Section 422 of the Code shall not be available if such Option is exercised after the date prescribed in Section 422(a)(2), as amended, following a Termination of Employment except as otherwise allowed by Sections 421(c)(1)(A) and 422(c)(6).

(iii)   Restricted Stock Rights. If a Participant holds any vested, but not yet paid, Restricted Stock Rights upon a voluntary or involuntary Separation from Service for reasons other than Impaction or Cause, such Restricted Stock Rights will be payable in accordance with the provisions of Section 8.2.

(iv)    Performance Shares and Performance Units.  If a Participant holds any vested, but not yet paid, Performance Shares or Performance Units upon a voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, such Performance Shares or Performance Units will be payable in accordance with the provisions of Section 9.3.

(v)     Restricted Stock and Performance Cash Awards.  If a Participant holds any vested, but not yet paid, Restricted Stock or Performance Cash Awards upon voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, the payment of such Restricted Stock or Performance Cash Awards shall be determined in accordance with the terms of the Award Agreements for such Award.

13.3     Termination of Employment for Cause.  If a Participant holds any Awards, whether vested or nonvested, all Awards shall terminate immediately and shall be forfeited upon a Termination of Employment for Cause.

13.4     Disposition of Vested Awards Upon Death.  If a Participant dies without having fully exercised his or her vested Awards, the estate or beneficiary, if such designation was made for purposes of the Plan, shall have the right to exercise the Awards pursuant to the terms and conditions contained herein.

13.5     Discretion of Committee.  Notwithstanding the above, subject to Section 17 of the Plan, the Committee may, at any time and in its sole discretion, alter the vesting and exercise provisions described in this Section 13 for all or any portion of an Award granted under the Plan, provided that the Committee will not take any action pursuant to this Section 13.5 that will cause payment of any Award to violate the provisions of Section 409A of the Code.

13.6     Transfer to Affiliate.

(a)     Transfer of Employer to Affiliate.  If a Participant is employed by an Employer and ownership of the Employer is transferred to an Affiliate, the Participant will not be treated as having incurred a Termination of Employment for purposes of the Plan, regardless of whether the Affiliate has adopted the Plan pursuant to Section 21.4.

(b)     Transfer of Participant to Non-adopting Affiliate.  If a Participant leaves the employ of an Employer to become employed by an Affiliate, the Participant will not be treated as having incurred a Termination of Employment for purposes of the Plan, regardless of whether the Affiliate has adopted the Plan pursuant to Section 21.4.

SECTION 14
NON-TRANSFERABILITY

14.1     General.  The Committee may, in its sole discretion, determine the right of a Participant to transfer any Award granted under the Plan.  Unless otherwise determined by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a Spouse or, if applicable, until the termination of any Restricted Period or Performance Period as determined by the Committee.

14.2     Beneficiaries.  Notwithstanding Section 14.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee.  If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution.  Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

14.3     Stock Certificates.  Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded.  All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded.  The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.  In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

SECTION 15
EMPLOYER DISCRETION

15.1     Employment.  Nothing in the Plan shall interfere with or limit in any way the right of any Employer to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Employer.

15.2     Participant.  No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

15.3     No Rights To Awards.  No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

SECTION 16
SUBSTITUTION OF AWARDS

16.1     Any Award may be granted under this Plan in substitution for Awards held by any individual who is an employee of another corporation who is about to become an Employee of an Employer or a Nonemployee Director as the result of a merger, consolidation or reorganization of the corporation with an Employer, or the acquisition by an Employer of the assets of the corporation, or the acquisition by an Employer of stock of the corporation as the result of which such corporation becomes a subsidiary of an Employer.  The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted.  However, in the event that the Award for which a substitute Award is being granted is an incentive stock option, no variation shall adversely affect the status of any substitute Award as an incentive stock option under the Code.  In addition, in the event that the Award for which a substitute Award is being granted is a nonstatutory stock option or a SAR that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, no variation shall adversely affect the status of any substitute Award under the stock rights exception to Section 409A of the Code.

SECTION 17
AMENDMENT, MODIFICATION, AND TERMINATION

The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the shareholders to the extent required by law, regulation or any stock exchange rule for any exchange on which shares of Stock are listed.  Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee or the CEO the authority to approve non-substantive amendments to the Plan.  No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the holder thereof (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder).  Except as provided in Section 5.3, neither the Board, the CEO nor the Committee may, without the approval of the shareholders, (a) reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR; (b) increase the number of shares available under the Plan (other than any adjustment as provided in Section 5.3); (c) grant Options with an exercise price that is below Fair Market Value on the date of grant; (d) reprice previously granted Options or SARs; or (e) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price for the original Option or SAR.  Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 20.3.

SECTION 18
TAX WITHHOLDING

18.1     Tax Withholding.  The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan.  To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.

18.2     Form of Payment.  To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (a) using already owned shares that have been held by the Participant for at least six (6) months; (b) a broker-assisted “cashless” transaction; or (c) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award (including, for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy the required minimum statutory withholding amount.

18.3     Tax Upon Disposition of Shares Subject to § 422 Restrictions.  In the event that a Participant shall dispose (whether by sale, exchange, gift, the use of a qualified domestic relations order (as defined by the Code or Title I of ERISA) in favor of a Spouse, or the rules thereunder, or any like transfer) of any shares of Stock of the Company that are deemed to have been purchased by the Participant pursuant to an incentive stock option and that the Participant acquired within two (2) years of the Grant Date of the related Option or within one (1) year after the acquisition of such shares of Stock, the Participant will notify the secretary of the Company of such disposition no later than fifteen (15) days following the date of the disposition.  Such notification shall include the date or dates of the disposition, the number of shares of Stock of which the Participant disposed, and the consideration received, if any, for such shares of Stock.  If the Company so requests, the Participant shall forward to the secretary of the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by delay in making such payment) incurred by reason of such disposition.

SECTION 19
INDEMNIFICATION

Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

SECTION 20
REQUIREMENTS OF LAW

20.1     Requirements of Law.  The granting of Awards and the issuance of shares and/or cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan.  If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

20.2     Governing Law.  The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of New Mexico. The Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be either an employee pension or welfare benefit plan subject to ERISA.

20.3     Section 409A of the Code.  Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Rights Awards, Performance Share Awards, Performance Unit Awards and Performance Cash Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code.  If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan will comply with and meet the requirements of Section 409A of the Code or an exception thereto and the Award Agreement shall include such provisions, in addition to the provisions of this Plan, as the Company believes are necessary to assure compliance with Section 409A of the Code or an exception thereto.  An Award subject to

Section 409A of the Code also shall be administered in good faith compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury.  To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee.  Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.

If, at the time of a Participant’s Separation from Service, the Company has any stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or if earlier than the end of the six (6) month period, the date of the Participant’s death).  Any amounts that would have been distributed during such six (6) month period will be distributed on the day following the expiration of the six (6) month period.

Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.  If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions.  In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.

20.4     Securities Law Compliance.  With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act.  Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act.  To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

20.5     Restrictions.  The Committee shall impose such restrictions on any Awards under the Plan as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the Stock is then listed and under any blue sky or state securities laws applicable to such Awards.

SECTION 21
GENERAL PROVISIONS

21.1     Funding.  The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan.  Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder.  The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company.

21.2     No Shareholders Rights.  No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

21.3     Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

21.4     Adoption by Affiliates.  An Affiliate, by action of its board of directors, may adopt the Plan with respect to its Employees only with the approval of the Board.  Notwithstanding any provision to the contrary, an Affiliate of the Company that adopted a prior version of the Plan will be deemed to have adopted this amended and restated Plan.

(a)     Except as otherwise clearly indicated by the context “Company” as used herein shall include each Affiliate that has adopted this Plan in accordance with this Section 21.4.

(b)     By adopting the Plan, each participating Affiliate shall be deemed to have agreed to:

(i)     Assume the obligations and liabilities imposed upon it by the Plan with respect to the its Employees;

(ii)    Comply with all of the terms and provisions of the Plan;

(iii)   Delegate to the Committee the power and responsibility to administer the Plan with respect to the Affiliate’s Employees;

(iv)    Delegate to PNM Resources the full power to amend or terminate the Plan with respect to the Affiliate’s Employees; and

(v)     Be bound by any action taken by PNM Resources pursuant to the terms and provisions of the Plan, regardless of whether such action is taken with or without the consent of the Affiliate.

(c)     Any Affiliate that has adopted this Plan for the benefit of its Employees may terminate its adoption of the Plan by action of its board of directors and timely providing notice to PNM Resources of such termination.

(d)     The Company and each participating Affiliate shall bear the costs and expenses of providing benefits to their respective Employees who are Participants.  Such costs and expenses shall be allocated among PNM Resources’ Affiliates in accordance with agreements entered into between PNM Resources and any participating Affiliate, or in the absence of such an agreement, procedures adopted by PNM Resources.

May 19, 2009 Date	PNM RESOURCES, INC. By /s/ Alice A. Cobb Alice A. Cobb Senior Vice President and Chief Administrative Officer